                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
American Casino Enterprises, Inc.


We consent to incorporation by reference in registration statement No. 33-51340 on Form S-8 (and Amendment No. 1 thereto) and in registration statement No. 333-00905 on Form S-8 of American Casino Enterprises, Inc. of our report dated October 9, 1996, relating to the consolidated balance sheets of American Casino Enterprises, Inc. and subsidiaries as of July 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the July 31, 1996 annual report on Form 10-KSB of American Casino Enterprises, Inc.


Bradshaw, Smith & Co.

Las Vegas, Nevada
October 25, 1996